XTO Underwriting Syndicate Members

ABN AMRO Inc.
Banc of America Securities LLC
Barclays Capital Inc.
BMO Capital Markets
BNP Paribas Securities Corp.
Citi
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Fortis Securities LLC
Jefferies & Co.
Goldman, Sachs & Co.
Howard Weil Inc.
J.P. Morgan Securities Inc.
Lazard capital Markets
Lehman Brothers Inc.
Merrill Lynch & Co.
Morgan Stanley
Raymond James
Simmons & Co. International
SunTrust Robinson Humphrey
Tudor, Pickering, Holt & Co.
UBS Securities
Wachovia Capital Markets LLC
Wells Fargo Securities, LLc